For immediate release

Company contact: Larry C. Busnardo, Vice President, Investor Relations, 303-312-8514

HighPoint Resources Receives Continued Listing Standard Notice from NYSE

DENVER – March 13, 2020 – HighPoint Resources Corporation (“we”, “us”, or the “Company”) (NYSE: HPR) today announced that on March 10, 2020, it received formal notice from the New York Stock Exchange (“NYSE”) that the average closing price of the Company’s shares of common stock had fallen below $1.00 per share over a period of 30 consecutive trading days, which is the minimum average share price for continued listing on the NYSE.

As required by the NYSE, the Company has responded to the NYSE regarding its intent to cure the deficiency to return to compliance with the NYSE continued listing requirements within the six-month cure period. The Company has put forth a proposal for a reverse stock split in connection with its annual meeting of shareholders to be held on April 28, 2020.

During the cure period, the Company’s shares of common stock will continue to trade on the NYSE, subject to compliance with other continued listing requirements. The NYSE notification does not affect the Company’s ongoing business operations or its U.S. Securities and Exchange Commission reporting requirements, nor does cause an event of default under any of the Company’s debt obligations.

Under NYSE rules, the Company can regain compliance at any time during the six-month cure period if on the last trading day of any calendar month during the cure period, its common stock has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month.

ABOUT HIGHPOINT RESOURCES CORPORATION

HighPoint Resources Corporation (NYSE: HPR) is a Denver, Colorado based company focused on the development of oil and natural gas assets located in the Denver-Julesburg Basin of Colorado. Additional information about the Company may be found on its website www.hpres.com.